Exhibit 12(a)

                          Entergy Arkansas, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                1997      1998      1999      2000      2001
Fixed charges, as defined:
  Total Interest Charges                                       $104,165   $96,685   $97,023  $101,600  $109,523
  Interest applicable to rentals                                 17,529    15,511    17,289    16,449    14,563
                                                              -------------------------------------------------

Total fixed charges, as defined                                 121,694   112,196   114,312   118,049   124,086

Preferred dividends, as defined (a)                              16,073    16,763    17,836    13,479    12,348
                                                              -------------------------------------------------
Combined fixed charges and preferred dividends, as defined     $137,767  $128,959  $132,148  $131,528  $136,434
                                                              =================================================
Earnings as defined:

  Net Income                                                   $127,977  $110,951   $69,313  $137,047  $178,185
  Add:
    Provision for income taxes:
       Total                                                     59,220    71,374    54,012   100,512   105,933
    Fixed charges as above                                      121,694   112,196   114,312   118,049   124,086
                                                              -------------------------------------------------
Total earnings, as defined                                     $308,891  $294,521  $237,637  $355,608  $408,204
                                                              =================================================
Ratio of earnings to fixed charges, as defined                     2.54      2.63      2.08      3.01      3.29
                                                              =================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                   2.24      2.28      1.80      2.70      2.99
                                                              =================================================

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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.